Exhibit 99.5

FORM OF LETTER TO CLIENTS OF NOMINEE HOLDERS

CLEARWIRE CORPORATION

Class A Common Stock, par value $0.0001 per share

Offered Pursuant to Subscription Rights
Distributed to Stockholders of
Clearwire Corporation

[                    ] [    ], 2009
To Our Clients:

Enclosed for your consideration is a prospectus dated December 21, 2009 (the “Prospectus”) relating to the offering (the “Rights Offering”) by Clearwire Corporation (“Clearwire”) of shares of Clearwire Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), pursuant to transferable subscription rights (the “Rights”) distributed to all holders of record of shares of Class A Common Stock, and holders of record of warrants and employee equity incentives, as required by their terms, at 5:00 p.m., New York City time, on December 17, 2009 (the “Record Date”). The Rights and the Class A Common Stock are described in the Prospectus.

In the Rights Offering, Clearwire is offering an aggregate of 93,903,300 shares of Class A Common Stock, as described in the Prospectus.

The Rights will expire, if not exercised, prior to 5:00 p.m., New York City time, June 21, 2010, unless extended in the sole discretion of Clearwire (as it may be extended, the “Expiration Date”), subject to consent rights of certain stockholders, as described in the Prospectus.

As described in the accompanying Prospectus, you will receive one Right for each share of Class A Common Stock (or warrant or employee equity incentive, as required by its terms) carried by us in your account as of 5:00 p.m., New York City time, on the Record Date.

Each Right entitles you to purchase 0.4336 shares of Class A Common Stock (the “Subscription Privilege”) at the cash price of $7.33 per share (the “Subscription Price”).

The Class A Common Stock is traded on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “CLWR.” The Rights are transferable, and have been approved for listing on NASDAQ under the symbol “CLWRR.” The Rights will be evidenced by Rights certificates (the “Rights Certificates”), which will be transferable until the close of business on the last NASDAQ trading day preceding the Expiration Date, at which time they will cease to have value.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF CLASS A COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES AND SALES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Class A Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the document carefully before instructing us to exercise your Rights.

If you wish to have us, on your behalf, exercise the Rights for any shares of Class A Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the instruction form attached hereto.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise or sell Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., New York City time, on the Expiration Date. Once you have exercised your Rights, such exercise may not be revoked.

Additional copies of the enclosed materials may be obtained from Georgeson Inc., the Information Agent. The Information Agent’s telephone number is (800) 279-6913. Any questions or requests for assistance concerning the Rights Offering should be directed to the Information Agent.

Very truly yours,

BENEFICIAL OWNER ELECTION FORM

The undersigned acknowledges receipt of your letter and the enclosed materials relating to the grant of transferable rights (the “Rights”) to purchase shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of Clearwire Corporation (the “Company”).

This will instruct you whether to exercise Rights to purchase shares of Class A Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Company’s prospectus dated December 21, 2009, (the “Prospectus”) and the related “Instructions as to Use of Clearwire Corporation Subscription Rights Certificates.”

I (we) hereby instruct you as follows:

(CHECK THE APPLICABLE BOXES AND PROVIDE ALL REQUIRED INFORMATION)

Box 1. ☐          Please DO NOT EXERCISE RIGHTS for shares of Class A Common Stock.

Box 2. ☐          Please EXERCISE RIGHTS for shares of Class A Common Stock as set forth below:

A. Number of shares of Class A Common Stock Being Purchased:

Rights	X	0.4336		=
(No. of Rights)		(Ratio	)		(No. of shares of Class A Common Stock	)

B. Total Payment Required (or amount provided with Notice Guaranteed Delivery):

	X	$7.33	=	$
(No. of shares of Common Stock)		(Exercise Price)		(Payment)

I am (we are) making the total purchase price payment required in the following manner:

Box 3. ☐          Payment in the following amount is enclosed: $                      ; or

Box 4. ☐          Please deduct payment of $                       from the following account maintained by you as follows:

Type of Account	Account No.

(The total of Box 3 and Box 4 must equal the total payment specified on the line “B” above.)

I (we) on my (our) own behalf, or on behalf of any person(s) on whose behalf, or under whose directions, I am (we are) signing this form:

• irrevocably elect to purchase the number of shares of Class A Common Stock indicated above upon the terms and conditions specified in the Prospectus;

• agree that if I (we) fail to pay for the shares of Class A Common Stock I (we) have elected to purchase, you may exercise any remedies available to you under law; and

• understand that my (our) exercise of Rights may not be withdrawn.

Box 5. ☐	Please sell of my (our) Rights.

Name of beneficial owner(s):

Signature of beneficial owner(s):

If you are signing in your capacity as a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or another acting in a fiduciary or representative capacity, please provide the following information:

Name:

Capacity:

Address (including Zip Code):

Telephone Number: